Prospectus Supplement	Filed Pursuant to Rule 424(b)(5)
(to Prospectus dated January 27, 2009)	Registration No. 333-156449

5,000,000 Shares of Common Stock
Warrants to Purchase 1,250,000 Shares of Common Stock

We are offering 5,000,000 shares of our common stock, $0.001 par value per share, and warrants to purchase 1,250,000 shares of our common stock (and the underlying shares of common stock issuable from time to time upon exercise of the warrants). The common stock and warrants will be sold such that for each share of our common stock purchased, an investor will receive a warrant to purchase 0.25 shares of our common stock at an exercise price of $0.30 per share. The warrants are exercisable at any time after the six-month anniversary of their date of issuance and will expire on the fifth anniversary of their date of issuance. Each share will be sold at a price of $0.20. The shares of common stock and warrants are immediately separable and will be issued separately.

Our common stock is listed on The NASDAQ Capital Market under the symbol “NGBF”. The last reported sale price of our common stock on The NASDAQ Capital Market on August 13, 2010 was $0.25 per share. We do not intend that the warrants will trade on any exchange or be listed for quotation on any market.

Investing in our securities involves risks.  See the “Risk Factors” beginning on page S-5 of this prospectus supplement and incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2009, and in subsequent filings with the Securities and Exchange Commission, or SEC.

As of July 31, 2010, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $21,275,299, based on 38,682,361 shares of outstanding common stock, of which 8,924,650 shares are held by affiliates, and a price of $0.55 per share, which was the last reported sale price of our common stock as quoted on The NASDAQ Capital Market on June 17, 2010. As of the date hereof, including the securities being offered hereunder, we have offered securities with an aggregate market value of approximately $4,067,165, consisting of the 8,037,362 shares of our common stock and warrants to purchase 2,383,431 shares of our common stock issued in December 2009 and June 2010, pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus supplement.

Palladium Capital Advisors, LLC is acting as our placement agent in connection with this offering. The placement agent is not purchasing or selling any of these securities nor is it required to sell any minimum specific number or dollar amount of securities but has agreed to use its best efforts to sell the securities offered by this prospectus supplement. In consideration for its services, we have agreed to pay the placement agent the aggregate fees set forth in the table below.

	Per Share	Maximum Offering Amount
Public offering price of shares	$0.20	$1,000,000
Placement agent fees	$0.01	$70,000
Proceeds, before expenses, to New Generation Biofuels Holdings, Inc.	$0.19	$930,000

Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We expect that delivery of the shares being offered pursuant to this prospectus supplement will be made to purchasers on or about August 17, 2010.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Palladium Capital Advisors, LLC
Placement Agent

The date of this prospectus supplement is August 16, 2010

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 (No. 333-156449) that we filed with the SEC. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus, including the documents incorporated by reference, provides general information about us, some of which, such as the section therein entitled “Plan of Distribution,” may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document, this prospectus supplement and the accompanying prospectus, combined.

We urge you to carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein, before buying any of the securities being offered under this prospectus supplement. These documents contain information you should consider when making your investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the placement agent has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent any information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information in this prospectus supplement. The information in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and the documents incorporated by reference therein, except for those documents incorporated by reference therein which we file with the SEC after the date hereof.

You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus supplement and the accompanying prospectus or on any date subsequent to the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

                We are offering to sell, and seeking offers to buy, the securities described in this prospectus supplement only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We are not making any representation to you regarding the legality of an investment in the common stock, warrants and underlying common stock by you under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

S-i

 SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus supplement and accompanying prospectus, including our financial statements, notes to those financial statements and the other documents that are incorporated by reference in this prospectus supplement, before making an investment decision. See the “Risk Factors” section of this prospectus supplement on page S-5 and those in our Annual Report on Form 10-K for the year ended December 31, 2009, and in subsequent filings with the SEC, which are incorporated by reference herein for a discussion of the risks involved in investing in our securities.

New Generation Biofuels Holdings, Inc.

We are a renewable biofuels provider that is marketing a new class of “second generation” biofuels for use in diesel fuel applications, including power generation, commercial and industrial heating and marine transportation, that began generating revenues in 2008.

We produce our biofuels using a proprietary blending technology that we believe is simpler, cleaner, less expensive, and less energy intensive than the complex chemical reaction process used to produce traditional biodiesel. We believe that this technology gives us a competitive advantage by enabling us to produce biofuels that are cleaner and less expensive than our competitors. Our technology also gives us the flexibility to produce our biofuel from multiple feedstocks, which allows us to use non-edible raw materials in our production process, when desirable. We believe that these fuel characteristics will enable us to customize our product to specific customer requirements and react more quickly to trends in the biofuels market.

During the year ended December 31, 2009, we commenced our principal business operations and have exited the development stage. Prior to that, from our inception, we were a development stage entity in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 915, “Development Stage Entities.”

We have incurred annual operating losses since inception and expect to incur substantial operating losses in the future in connection with the development of our core products. As of March 31, 2010, we had an accumulated deficit of $53.5 million.  The operation and development of our business will require substantial additional capital to fund our operations, payments due under our exclusive license, the acquisition or development of manufacturing plants, research and development and working capital and general corporate purposes.

Our near-term business strategy involves the following:

•	Direct Sales. We are seeking to develop a revenue stream from direct sales of our biofuel produced at our Baltimore production facility. Based on existing contracts with our customers, we are seeking to expand our facility over the next several months, if sufficient resources are available. Our longer term strategy would include construction of additional plants.

•
Technology Licensing.  As a second potential revenue stream, our business plan contemplates collecting royalties through sublicensing our proprietary technology where it is more efficient for manufacturers to produce our biofuel at their own plants rather than requiring production at our facilities. We are in the process of exploring various technology licensing relationships.

•

Government Tax Credits.  We are also pursuing our eligibility and qualification for tax credits and other government incentives to strengthen the competitive position of our biofuel and to otherwise attempt to take advantage of the U.S. government’s encouragement of “green” technologies.

•	Strategic Partners. We are seeking arrangements with strategic partners who would both provide funding and support our efforts to develop our production capacity and attract customers.

•	Research and Development. To the extent permitted by our limited resources, we are continuing to develop our technology and extend it to fuels with additional applications.

Our principal executive office is located at 5850 Waterloo Road, Suite 140, Columbia, Maryland 21045. Our telephone number is (410) 480-8084. Our website is www.newgenerationbiofuels.com. The information on our website or any other website is not incorporated by reference into this prospectus supplement or any accompanying prospectus.

Recent Developments

Significant recent developments regarding our company include the following:

•	On July 21, 2010 the Company announced that it has filed for a patent application for their new pyrolysis oil based biofuels.

•
On July 14, 2010, the Company announced that they and Burmeister and Wain Energy A/S ("BWE") an engineering organization located in Lyngby, Denmark have entered into a Memorandum of Understanding (MOU) to cooperatively expand the use of NGBF’s renewable biofuels technology with BWE's engineering expertise in power generation and green renewable applications. The two companies believe there are substantial mutual benefits that can arise from the collaborations of BWE's expertise in combustion systems and NGBF's biofuel production know-how and proprietary technology. The companies intend to explore business opportunities to provide renewable energy solutions to BWE's existing customers.

•
On June 24, 2010, the Company announced that the Baltimore City Board of School Commissioners has approved a long term boiler test and evaluation of the Company's proprietary biofuel in two of Baltimore City's public schools over a one year period. The maximum volume for the program is capped at 1,000,000 gallons, but can be increased up to 2,000,000 gallons if both parties agree.

•
On June 23, 2010, we received a letter from The Nasdaq Stock Market notifying us that a Staff determination has been made to delist our securities from The Nasdaq Capital Market due to our non-compliance with the Nasdaq Listing Rule 5550(a)(2) which requires our common stock to maintain a minimum bid price of $1.00 per share and our inability to regain compliance with the rule within the 180 calendar days given to us in accordance with Listing Rule 5810(c)(3)(A). In addition, our inability to comply with the minimum stockholders’ equity requirement of $2.5 million or to meet the alternative minimum market value of listed securities or minimum net income from continuing operations as of the period ending March 31, 2010 serves as an additional basis for delisting our securities.

Pursuant to the procedures set forth in the Nasdaq Listing Rules, we have appealed the Staff determination to a Nasdaq Listing Qualifications Panel (the “Panel”) by requesting a hearing, and our common stock would remain listed on the Nasdaq Capital Market pending a final determination by the Panel Our hearing was held on August 5, 2010. We are currently awaiting a response from the panel. If successful, the Panel could grant up to an additional 180 calendar days, or until December 20, 2010, for us to regain compliance with the Nasdaq Listing Rules. There is no assurance that we will be successful in our appeal and will remain listed on Nasdaq.

•
On June 10, 2010, the Company completed a private placement of our common stock and warrants, raising $500,000 in gross proceeds and approximately $437,000 in net proceeds, after deducting finders’ fees

•
On June 3, 2010, we and Regent Trend Investment Ltd. (soon to be Milestone Biofuels Limited) (“Milestone”) announced an amendment to our non-binding MOU, dated March 12, 2010 to extend the due diligence period an additional 90 days to August 25, 2010 to more fully explore the opportunities available for both parties. As previously disclosed, the MOU contemplates a strategic relationship between Milestone and us, including a $20 million direct equity investment in us and collaboration with Milestone to fund a joint venture to develop and operate biofuel production plants in the continental United States with a production capacity of 250 million gallons per year. In addition to satisfactory completion of due diligence, any transaction also remains subject to negotiation and execution of definitive agreements and board approval by both parties.  The transaction obtained shareholder approval as required under NASDAQ listing rules, at our annual shareholders’ meeting on July 8, 2010.  There can be no assurance that the transaction will be completed, either on the proposed terms and within the timeframe currently anticipated, or at all

•	On May 27, 2010 the Company announced they have filed a patent application on their new glycerin-based biofuel.

•
On May 12, 2010, we issued a termination notice to Fenix Energy (Fenix) to terminate our biofuel contract with Fenix as a result of Fenix’s failure to post the mandatory letter of credit equal to one month’s projected sales that we requested in March 2010. The termination is effective immediately, although Fenix had a 30 day cure period, which they did not meet.  The contract is now fully terminated.  This contract was our largest single biofuel sales contract, under which Fenix had agreed to purchase a minimum of 750,000 gallons of our biofuel per month for 12 months.

We are continuing to work to advance several potential customers in our pipeline from negotiation to executed contracts. We believe that we will be able to offset the volume lost from the Fenix termination with some delay relative to when product might have been shipped under the Fenix contract, although there can be no assurance that we will be able to do so.

•
On May 7, 2010, the Company’s board of directors completed several management and organizational changes, including appointing John E. Mack, our current audit committee chairman, as non-executive Chairman of the Board and David H. Goebel, our Chief Operating Officer, as a director, and accepting the resignation of Lee S. Rosen as Chairman and as director and approving a separation agreement with Mr. Rosen.

•
On April 30, 2010, we completed a private placement of 90-day secured convertible notes and warrants to two investors, raising $700,000 in gross proceeds and $630,000 in net proceeds, after deducting finders’ fees. In August the investors agreed to extendthe maturity dates of the notes to August 31, 2010 ($500,000 note) and August 19, 2010 ($200,000 note) respectively. We have a 10 business day cure period if we fail to payoff the notes or the investor does not convert upon the maturity date.

The Offering

Common stock offered by us:	5,000,000 shares.

Common stock to be outstanding after this offering:	43,682,361shares of common stock or 44,932,361 shares of common stock if the warrants offered hereby are exercised in full.

Warrants offered by us:
Warrants to purchase up to 1,250,000 shares of common stock. The warrants have an exercise price of $0.30 per share, and will be exercisable at any time after the six-month anniversary of their date of issuance and will expire on the fifth anniversary of their date of issuance. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the warrants.

Use of proceeds:
We intend to use the net proceeds received from the sale of the securities to fund operations and for working capital and general corporate purposes. We may also repay all or a portion of our secured convertible notes due in August 2010. See “Use of Proceeds” on page S-9.

NASDAQ Capital Market Symbol:	NGBF

Risk Factors:	See “Risk Factors” beginning on page S-5 for a discussion of factors that you should read and consider carefully before investing in our securities.

The fully diluted number of shares of our common stock outstanding after this offering is based on 38,682,361 shares outstanding as of July 31, 2010, which excludes:

•	10,548,711 shares subject to outstanding options as of July 31, 2010, having a weighted average exercise price of $2.76 per share;

•	13,452,253 shares of our common stock issuable upon exercise of outstanding warrants as of July 31, 2010, having an weighted average exercise price of $1.69 per share;

•	3,141,616 shares of common stock available for future issuance under our Omnibus Incentive Plan;

•
1,826,561 shares of common stock issuable upon the conversion of outstanding Series B convertible preferred stock, at a conversion price of $3.00 per share (which convert automatically in March 2011); and

•	1,250,000 shares issuable upon the exercise of warrants to be issued in this offering, at an exercise price of $0.30 per share.

The number of shares of our common stock outstanding after this offering on a fully diluted basis (giving effect to the conversion of outstanding preferred stock and exercise of vested options and warrants which are in the money) as of August 16, 2010 equaled 45,508,922.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below and those in our Annual Report on Form 10-K for the year ended December 31, 2009, and in our subsequent filings with the SEC, which are incorporated by reference herein, and the other information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus. You also should refer to our financial statements and the notes to those statements, which are incorporated by reference in this prospectus supplement. See also the information contained under the heading “Special Note Regarding Forward-Looking Statements” immediately below.

Assuming receipt of $1,000,000 in gross proceeds, this offering will only provide financing through October 2010, and we will need to raise additional capital to continue our business, which may not be available on acceptable terms or at all.

Based on our current estimates, we anticipate that our existing financial resources, including the expected net proceeds to us from this offering, will be adequate to permit us to continue to conduct our business through at least October 2010. As of July 31, 2010, we had approximately $0.03 million of available cash and approximately $3.9 million of short-term debt, accounts payable and accrued expenses. On July 29, 2010, $700,000 of our 90-day secured convertible notes issued in April 2010 were scheduled to mature. The maturity dates of the notes were extended and with $200,000 and $500,000 maturing on August 19 and 31, respectively. We also may owe certain lease payments under our site lease and terminaling services agreement for our Baltimore production facility and are negotiating to settle various issues by reducing rent payments and modifying certain terms of the agreements in return for making certain payments. In addition, under the license agreement with the inventor of our proprietary technology, we are required to pay $1.0 million per year over the next four years, with the next $1 million due in March 2011. If we are unable to raise additional capital, we will not be able to continue our business. We cannot ensure that additional funding will be available or, if available, that it can be obtained on terms and conditions we will deem acceptable. Additional funding derived from the sale of equity securities is likely to result in dilution to our existing shareholders, including investors in this offering.

If we do not meet Nasdaq requirements for continued listing, our common stock may be delisted which could negatively impact our stock’s liquidity.

Under Nasdaq listing rules, our common stock could be delisted from Nasdaq if we do not meet certain standards regarding our financial condition and operating results (including, among other factors, maintaining adequate shareholders’ equity, minimum $1.00 bid price and market capitalization), the distribution of our publicly held securities and compliance with Nasdaq listing agreements and SEC rules and regulations. For example, Nasdaq requires a minimum shareholders’ equity of $2.5 million or, alternatively, a market value of listed securities of at least $35 million. On March 26, 2010, we filed our annual report on Form 10-K for the year ended December 31, 2009, in which we reported shareholders’ equity of $1,002,204. In early April 2010, we received notice from Nasdaq that our shareholders’ equity did not meet the minimum continued listing requirement of $2.5 million, based on our balance sheet as of December 31, 2009.

As of June 30, 2010, we also did not meet the alternative listing requirements of at least $35 million in market value of listed securities or at least $500,000 in net income from continuing operations.  Further, listed companies whose securities fall below the minimum $1.00 bid requirement for continued listing for 30 consecutive business days can be subject to delisting. In December 2009, we received a notice from NASDAQ that we were not in compliance with the minimum bid requirement for 30 consecutive business days and had until June 2010 to regain compliance.  Our common stock has not traded above $1.00 on NASDAQ since December 2009. On June 23, 2010, we received a letter from The NASDAQ Stock Market notifying us that a Staff determination has been made to delist our securities from The NASDAQ Capital Market due to our non-compliance with the Nasdaq Listing Rule 5550(a)(2) which requires our common stock to maintain a minimum bid price of $1.00 per share and our inability to regain compliance with the rule within the 180 calendar days given to us in accordance with Listing Rule 5810(c)(3)(A). In addition, our inability to comply with the minimum stockholders’ equity requirement of $2.5 million or to meet the alternative minimum market value of listed securities or minimum net income from continuing operations as of the period ending March 31, 2010 serves as an additional basis for delisting our securities.

Pursuant to the procedures set forth in the NASDAQ Listing Rules, we have appealed the Staff determination to a NASDAQ Listing Qualifications Panel (the “Panel”) by requesting a hearing, and our common stock would remain listed on the NASDAQ Capital Market pending a final determination by the Panel Our hearing was held on August 5, 2010. We are currently awaiting a response from the panel. If successful, the Panel could grant up to an additional 180 calendar days, or until December 20, 2010, for us to regain compliance with the NASDAQ Listing Rules. There is no assurance that we will be successful in our appeal and will remain listed on NASDAQ.

In the future, however, due to factors such as loses from operations and the volatility of our stock price, we may not be able to meet the NASDAQ continued listing requirements. If we are unable to satisfy the NASDAQ criteria for maintaining listing, our common stock may be subject to delisting. Trading, if any, of our securities would thereafter be conducted in the over-the-counter market, in the so-called “pink sheets” or on the OTC Bulletin Board. As a consequence of any such delisting, our shareholders would likely find it more difficult to dispose of, or to obtain accurate quotations as to the prices of our common stock.

We may not close the proposed strategic transaction and investment with Milestone Biofuels as contemplated by our MOU, on acceptable terms or at all.

Although the non-binding MOU with Milestone Biofuels was amended to extend the due diligence period an additional 90 days, the MOU remains subject to due diligence and negotiation, execution and delivery of definitive agreements acceptable to both parties and approval by their respective boards of directors. The investment also may be subject to shareholder approval under the NASDAQ listing rules. There can be no assurance that the transaction will be completed, either on the proposed terms and within the timeframe currently anticipated, or at all.

If we are unable to replace our largest single biofuel sales contract that we recently terminated for failure to perform, revenue growth and our results of operations may be negatively impacted.

In May 2010, we terminated our largest single biofuel sales contract, under which Fenix Energy had agreed to purchase a minimum of 750,000 gallons of our biofuel per month for 12 months, for certain failures to perform. It may take us a significant period of time to replace the sales volume represented by that one contract, and we cannot assure you whether or when we will be able to do so.

There is no public market for the warrants to purchase common stock in this offering.

There is no established public trading market for the warrants being sold in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

The warrants being issued as part of this offering are not exercisable immediately after issuance.

The warrants being sold in this offering are exercisable six months after issuance and will expire five years from date of issuance. In the event our common stock price does not exceed the per share exercise price of the warrants during the period when the warrants are exercisable, the warrants will not have any value.

As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances, and as a result, our stock price could decline.

The offering price is substantially higher than the net tangible book value per share of our outstanding common stock. As a result, based on our capitalization as of August 16, 2010, investors purchasing common stock in this offering will incur immediate dilution of $0.33 per share of common stock purchased, based on the offering price of $0.20 per share, without giving effect to the potential exercise of the warrants offered by this prospectus supplement. In addition to this offering, subject to market conditions and other factors, it is likely that we will pursue additional financings in the future, as we continue to build our business. In future years, we will likely need to raise significant additional capital to finance our operations and the development, manufacture and marketing of other products under development and new product opportunities. Accordingly, we may conduct substantial future offerings of equity or debt securities. The exercise of outstanding options and warrants and future equity issuances, including future public offerings or future private placements of equity securities and any additional shares issued in connection with acquisitions, will result in dilution to investors. In addition, the market price of our common stock could fall as a result of resales of any of these shares of common stock due to an increased number of shares available for sale in the market.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “intends,” “may,” “opportunity,” “plans,” “potential,” “predicts,” “projects” or “will,” the negative of these words or words of similar import. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. We caution that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, that can change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements include:

•	our lack of operating history;

•	our dependence on additional financing to continue as a going concern;

•	our inability to generate revenues or profits from sales of our biofuel and to establish commercial scale production facilities;

•	our inability to close a strategic transaction and investment with Milestone Biofuels as contemplated by our MOU, on acceptable terms or at all;

•	the disproportionally higher cost of production relative to units sold;

•	our ability to fully realize the value of our technology license agreement, which is our principal asset;

•
our inability to enter into acceptable sublicensing agreements with respect to our technology or the inability of any sublicensee to successfully manufacture, market or sell biofuel utilizing our licensed technology;

•	market acceptance of our biofuel;

•	our inability to compete effectively in the renewable fuels market;

•	governmental regulation and oversight, including our ability to qualify our biofuel for certain tax credits and renewable portfolio standards;

•	our ability to protect our technology through intellectual property rights;

•	unexpected costs and operating deficits;

•	adverse results of any material legal proceedings; and

•	other specific risks set forth under the heading “Risk Factors” of this prospectus supplement.

Further information on the factors and risks that could affect our business, financial condition and results of operations, are set forth in this prospectus supplement under “Risk Factors” and in our filings with the SEC, which are available at www.sec.gov. All forward-looking statements are based on information available at the time the statement was made. We undertake no obligation to update any forward-looking statements or other information contained in this report as a result of new information, future events or otherwise. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting placement agent fees and our estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in this offering, will be approximately $915,000.

We intend to use the net proceeds received from the sale of the securities to fund operations and for working capital and general corporate purposes.  We may also repay all or a portion of our secured convertible notes due August 19 and August 31, 2010. We cannot estimate precisely the allocation of the net proceeds from this offering. Accordingly, our management will have broad discretion in the application of the net proceeds of this offering.

DILUTION

Our net tangible book value as of June 30, 2010, was approximately $(6,583,556), or approximately $(0.17) per share of common stock. Net tangible book value per share is determined by dividing our net tangible book value, which consists of our total tangible assets less total liabilities, by the number of shares of our common stock outstanding on July 31, 2010.

Dilution in net tangible book value per share represents the difference between the amount per share of common stock paid by purchasers in this offering and the net tangible book value per share of our common stock immediately after this offering. Without taking into account any other changes in the net tangible book value after June 30, 2010, other than to give effect to our receipt of the estimated proceeds from the sale of 5,000,000 shares of common stock, at an offering price of $0.20 per share, less the placement agent’s fees and our estimated offering expenses, our net tangible book value as of June 30, 2010, after giving effect to the items above, would have been approximately $(5,653,556), or approximately $(0.13) per share of common stock. This represents an immediate increase of $0.04 in net tangible book value per share to our existing shareholders and an immediate dilution of $0.33 per share to purchasers in this offering. The following table illustrates this calculation on a per share basis:

Public offering price per share		$0.20
Net tangible book value as of June 30, 2010 per share as of July 31, 2010	$(0.17)
Increase per share attributable to the offering	$0.04
Adjusted net tangible book value as of June 30, 2010 per share as of August 16, 2010 after giving effect to this offering		$(0.13)
Dilution per share to new investors		$(0.33)

           The foregoing table is based on 38,682,361 shares of common stock outstanding as of July 31, 2010, which does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options having a per share exercise price less than the offering price.

In addition, the calculations in the foregoing table do not take into account any of the following:

•	10,548,711 shares subject to outstanding options as of July 31, 2010, having a weighted average exercise price of $2.76 per share;

•	13,452,253 shares of our common stock issuable upon exercise of outstanding warrants as of July 31, 2010, having an exercise price of $1.69 per share;

•	3,141,616 shares of common stock available for future issuance under our Omnibus Incentive Plan;

•
1,826,561 shares of common stock issuable upon the conversion of outstanding Series B convertible preferred stock, at a conversion price of $3.00 per share (which convert automatically in March 2011); and

•	1,250,000 shares issuable upon the exercise of warrants to be issued in this offering, at an exercise price of $0.30 per share.

 To the extent that any options or warrants are exercised, restricted stock units are settled, new options or other equity awards are issued under our Omnibus Incentive Plan, or we otherwise issue additional shares of common stock in the future, there will be further dilution to new investors.

DESCRIPTION OF SECURITIES

The material terms and provisions of the warrants being offered pursuant to this prospectus supplement are summarized below. The form of warrant will be provided to each purchaser in this offering and will be filed as an exhibit to a Current Report on Form 8-K with the SEC in connection with this offering.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Securities – Common Stock” starting on page 5 of the accompanying prospectus.

Warrants

                Each purchaser of a share of Common Stock will receive one warrant representing the right to purchase 0.25 shares of our common stock at an exercise price of $0.30 per share. The warrants will be exercisable at the option of the holder at any time after the six-month anniversary of their date of issuance.

Warrants may be exercised in whole or in part, and any portion of a warrant not exercised prior to the termination date shall be and become void and of no value. Holders of the warrants may exercise their warrants to purchase shares of our common stock on or before the termination date by delivering a notice of exercise, appropriately completed and duly signed, and payment of the exercise price for the number of shares for which the warrant is being exercised. Upon the holder’s exercise of a warrant, we will issue the shares of common stock issuable upon exercise of the warrant within three trading days of our receipt of notice of exercise and payment of the aggregate exercise price, subject to surrender of the warrant.

In the event that the registration statement relating to the warrant shares is not effective and another exemption from registration is not available, a holder of warrants will have the right, in its sole discretion, to exercise its warrants for a net number of warrant shares pursuant to the cashless exercise procedures specified in the warrants. The absence of an effective registration statement or applicable exemption from registration does not alleviate our obligation to deliver common stock issuable upon exercise of a warrant.

The exercise price is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price and number of warrants held by a purchaser (or such purchaser’s direct or indirect transferee) are subject to appropriate adjustment in the event of cash dividends or other distributions to holders of shares of our common stock.

If, at any time the warrant is outstanding, we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding common stock, or the sale of all or substantially all of our assets, or other transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of any warrants will thereafter receive upon exercise of the warrants, the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation or merger or other transaction.

The shares of common stock issuable on exercise of the warrants will be, when issued in accordance with the warrants, duly authorized, validly issued, fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

There is no established public trading market for the warrants, and we do not expect a market to develop. We do not intend to apply to list the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited. In addition, in the event our common stock price does not exceed the per share exercise price of the warrants during the period when the warrants are exercisable, the warrants will not have any value.

Amendments and waivers of the terms of the warrants require the written consent of the holders of warrants and the Company.

THE HOLDER OF A WARRANT WILL NOT POSSESS ANY RIGHTS AS A SHAREHOLDER UNDER THAT WARRANT UNTIL THE HOLDER EXERCISES THE WARRANT. THE WARRANTS MAY BE TRANSFERRED INDEPENDENT OF THE COMMON STOCK WITH WHICH THEY WERE ISSUED, SUBJECT TO APPLICABLE LAWS.

PLAN OF DISTRIBUTION

We have entered into a placement agent agreement, dated August 16, 2010, with Palladium Capital Advisors, LLC (“Palladium”), the placement agent for this offering. The placement agent agreement is included as an exhibit to our Current Report on Form 8-K that we have filed with the Securities and Exchange Commission in connection with this offering.

Subject to the terms and conditions set forth in the placement agent agreement, Palladium has agreed to act as our placement agent in connection with this offering. The placement agent is not purchasing or selling any securities being offered by this prospectus supplement or the accompanying prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of the shares, but has agreed to use its reasonable best efforts to arrange for the sale of all of the shares in this offering.

There is no requirement that any minimum number of shares or dollar amount be sold in this offering and there can be no assurance that we will sell all or any of the shares being offered.

Our agreement with the placement agent provides that the obligations of the placement agent and the investors are subject to certain conditions precedent. The placement agent agreement also contains customary representations and warranties which are incorporated into the securities purchase agreement investors are required to sign to subscribe for shares in this offering. Copies of the form of securities purchase agreement (and form of warrant attached thereto) and the placement agent agreement are being or have been circulated with this Prospectus Supplement, and are incorporated herein by reference. Final forms of the form of securities purchase agreement, form of warrant and placement agent agreement will be included as exhibits to our Current Report on Form 8-K that will be filed with the SEC in connection with the consummation of this offering.

We currently anticipate that the closing of this offering will take place on or about August 17, 2010. On the scheduled closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price;

•	the placement agent will receive the placement agent fees in accordance with the terms of the engagement letter agreement; and

•	we will deliver the shares and warrants to the investors.

We have agreed to pay the placement agent an aggregate fee equal to seven percent (7%) of the aggregate gross proceeds raised in this offering. In compliance with the guidelines of FINRA, under no circumstances will the fee, commission or discount received by the placement agent or any other FINRA member or independent broker-dealer exceed 8.0% of the gross proceeds to us in this offering.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agent agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The compensation warrants will be substantially on the same terms as the warrants offered hereby and will also comply with FINRA Rule 5110(g)(1) in that for a period of six months after their date of issuance (which shall not be earlier than the closing date of this offering), neither the compensation warrants nor any shares issued upon exercise of the compensation warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person, except the transfer of any security:

•	by operation of law or by reason of reorganization of us;

•
to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•	if the aggregate amount of our securities held by Palladium or related persons do not exceed 1% of the securities being offered;

•
that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

The transfer agent for our common stock to be issued in this offering is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Highlands, New Jersey 07716.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Fredrikson & Byron P.A.

EXPERTS

The consolidated financial statements as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2009 and 2008 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the years ended December 31, 2009 and 2008, which have been audited by Reznick Group, P.C. and Imowitz Koenig & Co., LLP, respectively, independent registered public accounting firms, as stated in their reports, which are incorporated herein by reference, and has been so incorporated in reliance upon the report of such firms given their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document.  We incorporate by reference each of the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2009 (SEC File No. 001-34022), as amended;

•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2010 (SEC File No. 001-34022), as amended if applicable;

•
our Current Reports on Form 8-K filed with the SEC on April 2, 2010, May 6, 2010, May 13, 2010 and June 14, 2010, June 29, 2010 and July 13, 2010 (SEC File No. 001-34022), except for portions of such reports which were deemed to be furnished and not filed; and

•	the description of our capital stock contained in our Registration Statement on Form 8-A filed with the SEC on April 14, 2008 and as amended September 22, 2008 (SEC File No. 001-34022).

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of the registration statement of which this prospectus supplement and accompanying prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements.  Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.

For purposes of this prospectus supplement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.  We are not incorporating by reference any documents, or portions of documents that are not deemed “filed” with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers of securities, like us, that file electronically with the SEC. Our SEC filings are available to you on the SEC’s Internet website. We also maintain a website at www.newgenerationbiofuels.com, which provides additional information about our company. The contents of our website or any other website, however, are not a part of this prospectus and is not incorporated by reference into this prospectus or any accompanying prospectus supplement.

This prospectus supplement and accompanying prospectus is part of a registration statement that we filed with the SEC. The registration statement, including certain exhibits and schedules and the information incorporated by reference, contains more information than this prospectus supplement or accompanying prospectus regarding us and our securities. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

New Generation Biofuels Holdings, Inc.
Attn: Cary J. Claiborne
5850 Waterloo Road, Suite 140
Columbia, Maryland 21045
(410) 480-8084
Website:  www.newgenerationbiofuels.com

NEW GENERATION BIOFUELS HOLDINGS, INC.

$10,000,000

Preferred Stock
Common Stock
Warrants

Prospectus

January 27, 2009

NEW GENERATION BIOFUELS HOLDINGS, INC.

5,000,000 Shares of Common Stock
Warrants to Purchase 1,250,000 Shares of Common Stock

Prospectus Supplement

August 16, 2010